Pioneer Interest Shares
                       Supplement Dated August 24, 2005 to
               Proxy Statement for Annual Meeting of Shareholders
                         to be Held on September 9, 2005

In the Proxy Statement for the Annual Meeting of Shareholders of Pioneer Interest Shares dated July 26, 2005, percentage signs (%) were inadvertently deleted in Proposal 2 in the description of the Fund's current investment restrictions and the rationale for the proposed changes in the investment restrictions. In addition, percentage signs were inadvertently deleted in the description of the required vote under the heading "Required Vote" in Proposal
2. A percentage sign should follow the numerical references in Proposal 2.

If you have cast your vote for the meeting and this clarification would affect the manner in which you would vote, you should read the section of the Proxy Statement under the heading "Information Concerning the Meeting -- Proxies, quorum and voting at the meeting" or contact the Fund at 1-800-622-3265.

(C) 2005 Pioneer Funds Distributor, Inc., 60 State Street, Boston MA 02109 www.pioneerfunds.com